Exhibit 99.1

For investors	For media
Amy Wakeham	Jayme Rubenstein
+1 858-836-5000	+1 858-836-6798
investorrelations@resmed.com	news@resmed.com

ResMed Inc. Announces Results for the First Quarter of Fiscal Year 2022

-	Year-over-year revenue grows 20%, operating profit up 21%, non-GAAP operating profit up 18%

Note: A webcast of ResMed’s conference call will be available at 4:30 p.m. ET today at http://investor.resmed.com

SAN DIEGO, October 28, 2021 – ResMed Inc. (NYSE: RMD, ASX: RMD), a world-leading digital health company, today announced results for its quarter ended September 30, 2021.

First Quarter 2022 Highlights

All comparisons are to the prior year period

•	Revenue increased by 20% to $904.0 million; up 19% on a constant currency basis

•	Gross margin of 56.0%; non-GAAP gross margin contracted 270 bps to 57.2%

•	Income from operations increased 21%; non-GAAP operating profit up 18%

•	Diluted earnings per share of $1.39; non-GAAP diluted earnings per share of $1.51

“Our first-quarter results demonstrate strong performance across our business with double-digit growth in both top-line and bottom-line metrics, driven by ongoing high demand for our sleep and respiratory care products, and steady growth across our software-as-a-service business,” said Mick Farrell, ResMed CEO. “It is through the extraordinary efforts of our global ResMed team that we were able to deliver products and solutions to our customers amid unprecedented supply chain challenges that continue to restrict access to critical electronic components. As we navigate supply limitations and are forced to allocate products, we continue to ensure priority for highest-acuity and highest-need patients first, as well as working with physicians, providers, and community systems to maintain a sustainable flow of medical devices and digital health solutions to patients who need care.”

“Despite constantly evolving market dynamics, we continue to pivot to meet the needs of our stakeholders, driving sustainable long-term growth, and ensuring that we are investing strongly in medical device research and development, as well as digital health innovation that will unlock value for all of our customers. I’m incredibly proud of our global teams that are working with providers and physicians in the most unusual times across 140 countries, to get products directly into the hands of patients who need our solutions most.”

RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 2 of 10

Financial Results and Operating Metrics

Unaudited; $ in millions, except for per share amounts

	Three Months Ended
	September 30, 2021	September 30, 2020	% Change	Constant Currency (A)
Revenue	$904.0	$751.9	20%	19%
Gross margin (B)	56.0%	58.3%	(4)
Non-GAAP gross margin (B)	57.2%	59.9%	(5)
Selling, general, and administrative expenses	176.7	159.0	11	10
Research and development expenses	60.0	54.5	10	9
Income from operations	261.9	216.9	21
Non-GAAP income from operations (B)	280.7	237.1	18
Net income	203.6	178.4	14
Non-GAAP net income (B)	222.0	185.4	20
Diluted earnings per share	$1.39	$1.22	14
Non-GAAP diluted earnings per share (B)	$1.51	$1.27	19

(A)

In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we provide certain financial information on a “constant currency” basis, which is in addition to the actual financial information presented. In order to calculate our constant currency information, we translate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period. However, constant currency measures should not be considered in isolation or as an alternative to U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

(B)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

Discussion of First Quarter Results

All comparisons are to the prior year period unless otherwise noted

•

Revenue grew by 19% on a constant currency basis, driven by increased demand for our sleep and respiratory care devices and increased demand following a recent product recall by one of our competitors, partially offset by decreased COVID-19 related demand for ventilators.

•

The current quarter did not include material incremental respiratory care revenue from COVID-19 related demand whereas the prior year quarter included incremental revenue of approximately $40.0 million. Excluding the impact of incremental respiratory care revenue associated with COVID-19 in the prior year quarter, revenue increased by 25 percent on a constant currency basis.

•

Revenue in the U.S., Canada, and Latin America, excluding Software as a Service, grew by 22 percent, primarily due to the factors discussed above and recovery of core sleep patient flow that was previously impacted by COVID-19. Excluding the prior year impact of incremental respiratory care revenue associated with COVID-19, revenue increased by 28 percent.

•

Revenue in Europe, Asia, and other markets grew by 21 percent on a constant currency basis, primarily due to the factors discussed above and strong sales across our mask product portfolio. Excluding the prior year impact of incremental respiratory care revenue associated with COVID-19, revenue increased by 29 percent on a constant currency basis.

•	Software as a Service revenue increased by 6 percent, due to continued growth in resupply service offerings and stabilizing patient flow in out-of-hospital care settings.

RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 3 of 10

•

Gross margin decreased by 230 basis points and non-GAAP gross margin decreased by 270 basis points, mainly due to higher manufacturing costs, incremental freight costs, and lower average selling prices.

•

Selling, general, and administrative expenses increased by 10 percent on a constant currency basis. SG&A expenses improved to 19.5 percent of revenue in the quarter, compared with 21.1 percent in the same period of the prior year. These changes in SG&A expenses were mainly due to increases in employee-related expenses.

•	Income from operations increased by 21 percent and non-GAAP income from operations increased by 18 percent.

•

Net income grew by 14 percent and diluted earnings per share grew by 14 percent. Non-GAAP net income grew by 20 percent and non-GAAP diluted earnings per share grew by 19 percent, predominantly attributable to strong sales.

•

Operating cash flow for the quarter was negative $65.7 million and was impacted by a payment to the Australian Tax Office of $284.8 million, which was the settlement amount of $381.7 million net of prior remittances. After adjusting for this payment, our operating cash flow for the quarter was $219.1 million, compared to net income in the current quarter of $203.6 million and non-GAAP net income of $222.0 million. During the quarter we paid $61.2 million in dividends.

Other Business and Operational Highlights

•

Introduced the AirSense 11 in the U.S., ResMed’s next-generation PAP (positive airway pressure) device designed to help millions of people worldwide with sleep apnea start and stay on therapy to treat and manage obstructive sleep apnea.

•	Announced the promotion of Bobby Ghoshal to President of ResMed’s SaaS business.

•

Presented new research at the European Respiratory Society (ERS) International Congress 2021 including the landmark ALASKA study, “CPAP Termination and All-Cause Mortality: a French Nationwide Database Analysis,” that concludes people with obstructive sleep apnea who continue PAP therapy are 39% more likely to survive than OSA patients who don’t.

•

During the quarter, concluded the settlement agreement with the Australian Taxation Office (“ATO”), which fully resolves the transfer pricing dispute for all prior years since 2009. ResMed previously recognized a tax reserve in fiscal year 2021 in anticipation of the settlement.

•

The net impact of the settlement was $238.7 million ($381.7 million gross less credits and deductions of $143.0 million). The settlement provides closure for historic Australian tax matters and greater clarity into the future.

•

As a result of the ATO settlement and due to movements in foreign currencies, recognized a $4.1 million reduction in tax credits during the quarter, which was recorded as an increase in income tax expense.

Dividend program

The ResMed board of directors today declared a quarterly cash dividend of $0.42 per share. The dividend will have a record date of November 11, 2021, payable on December 16, 2021. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of CHESS Depositary Interests (“CDIs”) trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be November 10, 2021, for common stockholders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from November 10, 2021, through November 11, 2021, inclusive.

RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 4 of 10

Webcast details

ResMed will discuss its first quarter fiscal year 2022 results on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q1 2022 Earnings Webcast” to register and listen to the live webcast. A replay of the earnings webcast will be accessible on the website and available approximately two hours after the live webcast. In addition, a telephone replay of the conference call will be available approximately two hours after the webcast by dialing +1 877-660-6853 (U.S.) or +1 201-612-7415 (outside U.S.) and entering the passcode 13723324. The telephone replay will be available until November 11, 2021.

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches, new markets for its products, the integration of acquisitions, litigation, and tax outlook – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 5 of 10

RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited; $ in thousands, except for per share amounts)

	Three Months Ended
	September 30, 2021	September 30, 2020
Net revenue	$904,015	$751,944
Cost of sales	386,667	301,304
Amortization of acquired intangibles (1)	11,059	11,979
Restructuring - cost of sales (1)	—	—

Total cost of sales	$397,726	$313,283

Gross profit	$506,289	$438,661
Selling, general, and administrative	176,719	158,989
Research and development	59,950	54,533
Amortization of acquired intangibles (1)	7,707	8,243

Total operating expenses	$244,376	$221,765
Income from operations	261,913	216,896
Other income (expenses), net:
Interest income (expense), net	$(5,360)	$(6,725)
Loss attributable to equity method investments	(1,386)	(2,288)
Other, net	3,621	7,971

Total other income (expenses), net	(3,125)	(1,042)

Income before income taxes	$258,788	$215,854
Income taxes	55,175	37,482

Net income	$203,613	$178,372

Basic earnings per share	$1.40	$1.23
Diluted earnings per share	$1.39	$1.22
Non-GAAP diluted earnings per share (1)	$1.51	$1.27
Basic shares outstanding	145,680	144,900
Diluted shares outstanding	146,860	146,100

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 6 of 10

RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited; $ in thousands)

	September 30, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$276,149	$295,278
Accounts receivable, net	575,554	614,292
Inventories	506,644	457,033
Prepayments and other current assets	227,908	208,154

Total current assets	$1,586,255	$1,574,757
Non-current assets:
Property, plant and equipment, net	$467,344	$463,490
Operating lease right-of-use assets	134,375	128,575
Goodwill and other intangibles, net	2,297,437	2,320,483
Deferred income taxes and other non-current assets	243,756	240,820

Total non-current assets	$3,142,912	$3,153,368

Total assets	$4,729,167	$4,728,125

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$173,696	$138,008
Accrued expenses	274,106	320,599
Operating lease liabilities, current	22,919	23,585
Deferred revenue	112,528	109,611
Income taxes payable	28,909	307,963
Short-term debt	12,000	12,000

Total current liabilities	$624,158	$911,766
Non-current liabilities:
Deferred revenue	$93,255	$91,496
Deferred income taxes	11,294	11,319
Operating lease liabilities, non-current	121,518	114,779
Other long-term liabilities	5,981	6,802
Long-term debt	793,668	643,351
Long-term income taxes payable	53,244	62,933

Total non-current liabilities	$1,078,960	$930,680

Total liabilities	$1,703,118	$1,842,446

STOCKHOLDERS’ EQUITY:
Common stock	$583	$583
Additional paid-in capital	1,643,661	1,622,199
Retained earnings	3,222,064	3,079,640
Treasury stock	(1,623,256)	(1,623,256)
Accumulated other comprehensive income	(217,003)	(193,487)

Total stockholders’ equity	$3,026,049	$2,885,679

Total liabilities and stockholders’ equity	$4,729,167	$4,728,125

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RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 7 of 10

RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited; $ in thousands)

	Three Months Ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income	$203,613	$178,372
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	39,102	39,466
Amortization of right-of-use assets	8,517	10,422
Stock-based compensation costs	17,303	16,071
Loss attributable to equity method investments	1,386	2,288
(Gain) loss on equity investment	(5,612)	(8,476)
Changes in operating assets and liabilities:
Accounts receivable, net	33,704	16,110
Inventories, net	(55,976)	(52,396)
Prepaid expenses, net deferred income taxes, and other current assets	(14,391)	3,415
Accounts payable, accrued expenses, income taxes payable, and other	(293,303)	(61,273)

Net cash (used in) / provided by operating activities	$(65,657)	$143,999
Cash flows from investing activities:
Purchases of property, plant, and equipment	(27,340)	(13,501)
Patent registration and acquisition costs	(4,453)	(5,237)
Purchases of investments	(6,600)	(8,196)
(Payments) / proceeds on maturity of foreign currency contracts	(3,481)	4,824

Net cash used in investing activities	$(41,874)	$(22,110)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	4,354	1,026
Taxes paid related to net share settlement of equity awards	(195)	227
Proceeds from borrowings, net of borrowing costs	150,000	55,000
Repayment of borrowings	—	(175,000)
Dividends paid	(61,189)	(56,511)

Net cash (used in) / provided by financing activities	$92,970	$(175,258)

Effect of exchange rate changes on cash	$(4,568)	$11,627

Net increase / (decrease) in cash and cash equivalents	(19,129)	(41,742)
Cash and cash equivalents at beginning of period	295,278	463,156

Cash and cash equivalents at end of period	$276,149	$421,414

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RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 8 of 10

RESMED INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(Unaudited; $ in thousands, except for per share amounts)

The measures “non-GAAP gross profit” and “non-GAAP gross margin” exclude amortization expense from acquired intangibles related to cost of sales and are reconciled below:

	Three Months Ended
	September 30, 2021	September 30, 2020
Revenue	$904,015	$751,944
GAAP cost of sales	$397,726	$313,283
Less: Amortization of acquired intangibles (A)	(11,059)	(11,979)

Non-GAAP cost of sales	$386,667	$301,304
GAAP gross profit	$506,289	$438,661
GAAP gross margin	56.0%	58.3%
Non-GAAP gross profit	$517,348	$450,640
Non-GAAP gross margin	57.2%	59.9%

The measure “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended
	September 30, 2021	September 30, 2020
GAAP income from operations	$261,913	$216,896
Amortization of acquired intangibles - cost of sales (A)	11,059	11,979
Amortization of acquired intangibles - operating expenses (A)	7,707	8,243

Non-GAAP income from operations	$280,679	$237,118

RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 9 of 10

RESMED INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(Unaudited; $ in thousands, except for per share amounts)

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended
	September 30, 2021	September 30, 2020
GAAP net income	$203,613	$178,372
Amortization of acquired intangibles - cost of sales, net of tax (A)	8,435	9,169
Amortization of acquired intangibles - operating expenses, net of tax (A)	5,878	6,309
Reserve for disputed tax position (A)	4,111	—
(Gain) loss on equity investments (A)	—	(8,476)

Non-GAAP net income (A)	$222,037	$185,374

GAAP diluted shares outstanding	146,860	146,100
GAAP diluted earnings per share	$1.39	$1.22
Non-GAAP diluted earnings per share (A)	$1.51	$1.27

(A)

ResMed adjusts for the impact of the amortization of acquired intangibles, reserve for disputed tax positions and the (gain) loss on equity investments from their evaluation of ongoing operations and believes that investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance that investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight when evaluating ResMed’s performance from core operations and provides consistent financial reporting. The use of non-GAAP measures is intended to supplement, and not to replace, the presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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RMD First Quarter 2022 Earnings Press Release – October 28, 2021	Page 10 of 10

RESMED INC. AND SUBSIDIARIES

Revenue by Product and Region

(Unaudited; $ in millions, except for per share amounts)

	Three Months Ended
	September 30, 2021 (A)	September 30, 2020 (A)	% Change	Constant Currency (B)
U.S., Canada, and Latin America
Devices	$275.9	$197.4	40%
Masks and other	215.1	205.8	5

Total Sleep and Respiratory Care	$491.0	$403.2	22
Software as a Service	97.5	92.1	6

Total	$588.6	$495.3	19

Combined Europe, Asia, and other markets
Devices	$218.2	$176.0	24%	22%
Masks and other	97.2	80.6	21	18

Total Sleep and Respiratory Care	$315.5	$256.6	23	21
Global revenue
Devices	$494.2	$373.4	32%	31%
Masks and other	312.3	286.4	9	8

Total Sleep and Respiratory Care	$806.5	$659.8	22	21
Software as a Service	97.5	92.1	6	6

Total	$904.0	$751.9	20	19

(A)	Totals and subtotals may not add due to rounding.
(B)

In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we provide certain financial information on a “constant currency basis,” which is in addition to the actual financial information presented. In order to calculate our constant currency information, we translate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period. However, constant currency measures should not be considered in isolation or as an alternative to U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

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